The following is a transcription of Chairman, President and CEO Jeffrey Keebler's video message prepared by MGE Energy, Inc., and posted at mgeenergy.com on or about March 30, 2022, and at proxyvote.com on March 30, 2022.

A Proxy Statement has been filed with the Securities and Exchange Commission and is available for free at the Commission's website at sec.gov. The Proxy Statement is being mailed on or about March 30, 2022, to shareholders. Shareholders are urged to read the Proxy Statement as it contains important information. The Proxy Statement provides information regarding the participants in the solicitation.

Video by Jeff Keebler, Chairman President and CEO of MGE and MGE Energy.

Technology in Action

Technology to decarbonize our grid

…to engage customers in energy

…to electrify transportation

MGE Energy and MGE are well positioned to embrace this transformational period in energy. We're actively growing our use of cost-effective renewable energy—with both distributed and utility-scale projects—to help us achieve industry-leading carbon reduction goals.

We have the programs and people to engage our customers in new—and meaningful ways—and to enable growth. For example, through our electric vehicle charging programs to manage when customers charge and to facilitate charging, whether that's at home or on the go.

Our new EV fast charging hub in downtown Madison's Capitol East District features some of the most powerful chargers in the region.

Technology is creating many opportunities for us to better serve customers, accelerate growth and achieve our ambitious goals.

Technology to Achieve our Goals

At least 80% reduction in carbon by 2030

Net-zero carbon by 2050

In early 2022, we announced our goal to reduce carbon emissions at least 80% by 2030. This goal is beyond where we've previously said we expected to be by the end of this decade.

We've said since introducing our Energy 2030 framework back in 2015 that if we can go further faster by working with our customers, we will–and today, we are. We're on a path toward net-zero by mid-century and that path includes one of the most aggressive carbon reduction goals in the industry, at least 80% by 2030.

Transition from Coal

Substantially reduce coal use by 2025

Eliminate coal use by 2035

Our transition from coal has been ongoing. It started back in 2011 when we discontinued coal use at our Blount Generating Station.

Last year, we announced that we would be retiring the Columbia Energy Center by 2025, about 15 years ahead of schedule.

We also expect Elm Road Generating Station to begin transitioning soon from coal to natural gas. All of this means that by 2025, we expect to reduce our coal usage by about 75%, and by 2035, MGE expects to eliminate coal as an energy source. This will help us to reduce emissions substantially and achieve our goals.

Estimated $645 million in renewable energy and battery storage between 2015-2024

We're actively growing our use of renewables. In 2021, we built our 20-megawatt O'Brien Solar Fields.

MGE consistently maintains the highest credit rating of any investor-owned combination utility in the nation. These investments will help provide cost-effective cleaner energy to benefit all customers and will help advance our carbon reduction goals, consistent with climate science.

Top-Ranked Reliability

Safe, reliable, affordable and sustainable energy is part of our fundamental obligation to our customers and our communities. MGE consistently ranks in the top for reliability nationwide.

We're committed to operational excellence, to meaningful engagement with our diverse customer base and to our sustainability goals—for the benefit of all of those we serve—our communities, our employees and our shareholders who trust us with their investment. These commitments are part of our values, part of what it means to serve as your community energy company.